EXHIBIT 99.1
Marillyn A. Hewson Elected to DuPont Board of Directors
     WILMINGTON, Del., Oct. 24, 2007 — DuPont today announced that Marillyn A. Hewson, executive vice president at Lockheed Martin, has been elected to its board of directors.
     Hewson, 53, has served in key leadership positions in the aerospace industry. During her 24-year career at Lockheed Martin, Hewson has led a broad range of businesses and strategic functions. In her current role as executive vice president of global sustainment, Hewson is responsible for ensuring that customers around the world receive best-value sustainment services and total life cycle support for their aircraft.
     “Marillyn will provide a wealth of knowledge and experience from the aerospace industry to the DuPont board,” DuPont Chairman and Chief Executive Officer Charles O. Holliday, Jr., said. “Her broad perspectives and global insight, especially in the aerospace and government markets, will be valuable to DuPont as we continue to grow as a science-based products and services company.”
     DuPont is a science-based products and services company. Founded in 1802, DuPont puts science to work by creating sustainable solutions essential to a better, safer, healthier life for people everywhere. Operating in more than 70 countries, DuPont offers a wide range of innovative products and services for markets including agriculture and food; building and construction; communications; and transportation.
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10/24/07